Exhibit 1

NEWS RELEASE

North American Palladium Announces Filing of Preliminary Economic Assessment

for Lac des Iles Mine on SEDAR

All figures are in Canadian dollars except where noted. A Preliminary Economic Assessment (“PEA”) is at a scoping level and is therefore preliminary in nature. The Phase 2 Expansion includes inferred mineral resources that are considered too speculative geologically to have the economic considerations applied to them that would enable them to be categorized as mineral reserves, and there is no certainty that the conclusions in the PEA will be realized. All economic assessments are calculated at the Lac des Iles mine (“LDI”) level and therefore do not include certain costs including, but not limited to, corporate office, interest, financing and exploration expenses.

Toronto, Ontario, March 27, 2015 – North American Palladium Ltd. (“NAP”) (TSX: PDL) (NYSE MKT: PAL) (“the Company”) announces that it has filed the NI 43-101 Technical Report for Lac des Iles Mine, Ontario Incorporating a Preliminary Economic Assessment of the Mine Expansion Plan (“2015 PEA”) on SEDAR.

Summary results of the 2015 PEA were discussed in a news release dated February 26, 2015. The PEA supports the new base case (“Base Case”) which extends the mine life from 2019 to 2029 and includes current operations (“Current Mine Plan”) with the addition of an open pit expansion (“Open Pit Expansion”). The PEA also includes the potential Phase 2 shaft deepening project (“Phase 2 Expansion”) where preliminary positive results indicate that further exploration and technical investigation is justified.

In the finalized PEA 1.2 million tonnes (Mt) of Inferred mineral resources have been removed from the Base Case plan in order to establish a clear separation of Inferred mineral resources from mineral reserves in the economic analysis of the mine expansion scenarios. The financial results of the Current Mine Plan, the two expansion scenarios, and the Base Case are shown in the following tables.

Financial Results for Current Mine Plan

LOM Totals	Units	Current Mine Plan
Production	kt	22,329
Pd (g/t)	g/t	2.06
Pd Recovery	%	80.9%
Pd Recovered	oz	1,197,516
Pd Payable	oz	1,084,414
Net Smelter Return less Royalties	CAD $M	1,326
Total OPEX	CAD $M	(776)
EBITDA	CAD $M	550
Project CAPEX	CAD $M	(8)
Sustaining CAPEX	CAD $M	(84)
Change in Working Capital	CAD $M	70
Closure Costs	CAD $M	(15)
Pre Tax Cash Flow	CAD $M	513
Taxes	CAD $M	(21)
After-tax Cash Flow	CAD $M	493
After-tax NPV @5%	CAD $M	435

www.nap.com

Financial Results for Open Pit and Phase 2 Expansion Scenarios

LOM Totals	Units	Open Pit Expansion	Phase 2 Expansion
Production	kt	38,514	10,857
Pd (g/t)	g/t	1.27	3.27
Pd Recovery	%	75.9%	84.5%
Pd Recovered	oz	1,194,222	963,102
Pd Payable	oz	1,080,105	871,476
Net Smelter Return less Royalties	CAD $M	1,438	980
Total OPEX	CAD $M	(961)	(538)
EBITDA	CAD $M	477	442
Project CAPEX	CAD $M	(51)	(242)
Sustaining CAPEX	CAD $M	(143)	(50)
Change in Working Capital	CAD $M	—	—
Closure Costs	CAD $M	—	—
Pre Tax Cash Flow	CAD $M	283	151
Taxes	CAD $M	(35)	(33)
After-tax Cash Flow	CAD $M	248	117
After-tax NPV @5%	CAD $M	138	22
After-tax IRR	%	31%	7%

Financial Results for the Base Case Scenario

(includes Current Mine Plan plus Open Pit Expansion)

LOM Totals	Units	Base Case
Production	kt	60,843
Pd (g/t)	g/t	1.56
Pd Recovery	%	78.3%
Pd Recovered	oz	2,391,013
Pd Payable	oz	2,164,520
Net Smelter Return less Royalties	CAD $M	2,765
Total OPEX	CAD $M	(1,738)
EBITDA	CAD $M	1,027
Project CAPEX	CAD $M	(59)
Sustaining CAPEX	CAD $M	(226)
Change in Working Capital	CAD $M	70
Closure Costs	CAD $M	(15)
Pre Tax Cash Flow	CAD $M	797
Taxes	CAD $M	(56)
After-tax Cash Flow	CAD $M	741
After-tax NPV @5%	CAD $M	573

The differences between the February 26, 2015 news release and the finalized PEA are as follows:

Current Mine Plan (Proven and Probable with Measured and Indicated; no Inferred Resources)

•	Production tonnes changed from 23.0 Mt to 22.3 Mt.

•	Average palladium grade changed from 2.11 g/t to 2.06 g/t.

•	After-tax NPV changed from $457M to $435M at a 5% discount rate.

Open Pit Expansion (Measured and Indicated; no Inferred Resources)

•	Production tonnes changed from 39.0 Mt to 38.5 Mt.

•	Average palladium grade changed from 1.28 g/t to 1.27 g/t.

•	After-tax NPV changed from $136M to $138M at a 5% discount rate.

•	After-tax IRR changed from 30% to 31%.

Base Case Scenario (Proven and Probable with Measured and Indicated; no Inferred Resources)

•	Production tonnes changed from 62.0 Mt to 60.8 Mt.

•	Average palladium grade changed from 1.59 g/t to 1.56 g/t.

•	After-tax NPV changed from $593M to $573M at a 5% discount rate.

Phase 2 Expansion (Measured and Indicated with Inferred Resources)

•	Project metrics unchanged.

Technical Information and Qualified Persons

The content of this news release has been reviewed and approved by Dave Peck, P.Geo., the Company’s Vice-President, Exploration, an employee of NAP. Robert Duinker, P. Eng., Senior Consultant at Hatch Ltd., has reviewed and approved the disclosure of the economic evaluation and cash flow estimates. Brian Young, P. Eng., Senior Mining Consultant at Hatch Ltd., has reviewed and approved the disclosure of the Life of Mine plan and associated production data for the Base Case and Phase 2 scenarios. Messrs. Peck, Duinker and Young are Qualified Persons as defined in National Instrument 43-101.

Additional information can be found in NAP’s Form 40-F/Annual Information Form on file with the US Securities and Exchange Commission and Canadian provincial securities regulatory authorities, available at www.sec.gov and www.sedar.com, respectively. Mineral resources that are not mineral reserves do not have demonstrated economic viability.

About North American Palladium

NAP is an established precious metals producer that has been operating its flagship Lac des Iles mine (LDI) located in Ontario, Canada since 1993. LDI is one of only two primary producers of palladium in the world, offering investors exposure to palladium. The Company’s shares trade on the NYSE MKT under the symbol PAL and on the TSX under the symbol PDL.

Cautionary Note to US Investors Concerning Estimates of Measured, Indicated and Inferred Resources

This press release uses the terms “Measured”, “Indicated” and “Inferred” Resources. United States investors are advised that while such terms are recognized and required by Canadian regulations, the United States Securities and Exchange Commission does not recognize them. “Inferred Mineral Resources” have a great amount of uncertainty as to their existence, and as to their economic and legal feasibility. It cannot be assumed that all or any part of an Inferred Mineral Resource will ever be upgraded to a higher category. Under Canadian rules, estimates of Inferred Mineral Resources may not form the basis of feasibility or other economic studies. United States investors are cautioned not to assume that all or any part of Measured or Indicated Mineral Resources will ever be converted into Mineral Reserves. United States investors are also cautioned not to assume that all or any part of an Inferred Mineral Resource exists, or is economically or legally mineable.

Cautionary Statement on Forward-Looking Information

Certain information contained in this news release constitutes ‘forward-looking statements’ within the meaning of the ‘safe harbor’ provisions of the United States Private Securities Litigation Reform Act of 1995 and Canadian securities laws. All statements other than statements of historical fact are forward-looking statements. The words ‘potential’, ‘preliminary’, ‘believe’, ‘forecast’, ‘will’, ‘expect’, ‘would’, ‘could’, ‘estimate’ and similar expressions identify forward-looking statements. Forward-looking statements in this news release include, without limitation: information pertaining to the Company’s strategy, plans or future financial or operating performance, such as statements with respect to future exploration results, the exploration potential of LDI, projected capital requirements, operating and capital cost estimates, project timelines, production plans, mining and milling rates, cash flows, projected grades, mill recoveries, metal price and foreign exchange rates, and other statements that express management’s expectations or estimates of future performance. Forward-looking statements involve known and unknown risk factors that may cause the actual results to be materially different from those expressed or implied by the forward-looking statements. Such risks include, but are not limited to: the possibility that exploration targets may not meet management’s expectations, uncertainty of mineral reserves and resources, metal price and foreign exchange rate volatility, the possibility that the LDI mine may not perform as planned, and uncertainty of ability of the Company to obtain financing to meet its financial obligations as they become due. For more details on these and other risk factors see the Company’s most recent Form 40-F/Annual Information Form on file with the SEC and Canadian provincial securities regulatory authorities.

Forward-looking statements are also based upon a number of factors and assumptions that, while considered reasonable by management, are inherently subject to significant business, economic and competitive uncertainties and contingencies. The factors and assumptions contained in this news release include, but are not limited to: that current estimates of mineral reserves and resources are accurate, that the Company’s interpretations of the ore body are accurate, that the Company will be able to realize its assets and discharge its liabilities in the normal course of business, that metal prices and exchange rates between the Canadian and United States dollar will be consistent with the Company’s expectations, that there will be no significant disruptions affecting operations, and that prices for key mining and construction supplies, including labour, will remain consistent with the Company’s expectations. The forward-looking statements are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, events or otherwise, except as expressly required by law. Readers are cautioned not to put undue reliance on these forward-looking statements.

For further information please contact:

North American Palladium Ltd.

John Vincic

Investor Relations

Telephone: 416-360-7374

Email: jvincic@nap.com

www.nap.com

4